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                                  EXHIBIT 23.1


                              CONSENT OF KPMG LLP


The Board of Directors
Habersham Bancorp:


We consent to the incorporation by reference in Registration Statement Nos. 33-64149, 33-61587, 33-61589, 333-48507 on Forms S-8 and Registration Statement
No. 333-18023 on Form S-3 of Habersham Bancorp of our report dated February 5, 1999 with respect to the consolidated balance sheets of Habersham Bancorp and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for the years then ended, which report appears in the December 31, 1998 annual report on Form 10-K of Habersham Bancorp.


                                             /s/ KPMG LLP
                                             ------------
                                             KPMG LLP


Atlanta, Georgia
March 30, 1999